Registration No. 333-
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    As filed with the Securities and Exchange Commission on October 30, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)
                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)
                                   13-2526632
                      (I.R.S. Employer Identification No.)

                               1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                                 (303) 863-7414
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            TIMOTHY J. SCHMITT, ESQ.
                           NEWMONT MINING CORPORATION
                               1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                                 (303) 863-7414
 (Name, address, including zip code, and telephone number,including area code, of agent for service)

                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200


       Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE
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                                                                    Proposed maximum       Proposed maximum
          Title of each class of               Amount to be          offering price       aggregate offering         Amount of
       Securities to be registered             registered (1)         per unit (1)             price (1)          registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common  Stock, $1.60 par value                 2,712,049              14.749              US$40,000,000            US$10,560
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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                              Subject to completion

                  Preliminary Prospectus dated October 30, 2000




                           NEWMONT MINING CORPORATION
                         2,712,049 Shares of common stock



                 The holders of shares of common stock of Newmont named in this prospectus may offer and sell by this prospectus up to 2,712,049 shares from time to time. Newmont Mining is not offering or selling any of the shares and will not receive any of the proceeds from any sale by the selling holders.

Our common stock trades on the New York Stock Exchange under the symbol "NEM".

SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or have determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   This prospectus is dated October 30, 2000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


Newmont Mining.................................................................2
Risk Factors...................................................................2
Selling Stockholders...........................................................5
Use of Proceeds................................................................6
Description of Newmont Mining Capital Stock....................................6
U.S. Federal Income Tax Considerations as a Real
  Property Holding Corporation................................................16
Plan of Distribution..........................................................17
Legal Opinion.................................................................18
Experts.......................................................................18
Where You Can Find More Information...........................................18


NEWMONT MINING


         We were incorporated in 1965 under the laws of Delaware. We are engaged, directly or indirectly through our subsidiaries and affiliates, in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in Nevada, California, Peru, Indonesia, Mexico and the Central Asian Republic of Uzbekistan. In late 1999, we began production from a copper/gold deposit at a second project in Indonesia.

         Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 and our telephone number is (303) 863-7414.

RISK FACTORS

          Investing in our common stock involves a degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before making an investment decision.

A SUBSTANTIAL OR EXTENDED DECLINE IN GOLD PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

          Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

          o sales and leasing of gold reserves by governments and central banks,

          o    a low rate of inflation and a strong U.S. dollar,

          o    global and regional depression or reduced economic activity, and

          o    speculative trading.

Any drop in the price of gold adversely impacts our revenues, profits and cash flows.

         In addition, sustained low prices can:

          o reduce revenues by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price,

          o    halt the development of new projects,

          o reduce funds available for exploration, with the result that depleted reserves are not replaced,

          o reduce the existing reserves by removing ore from reserves that cannot be economically mined or treated at prevailing prices, or

          o result in the write-off of assets whose value is impaired by low gold prices.

WE CONTINUALLY NEED TO OBTAIN ADDITIONAL RESERVES FOR GOLD PRODUCTION

         We must continually replace gold reserves depleted by production. The depleted reserves must be replaced by expanding known orebodies or by locating new deposits in order for us to maintain our production levels over the long term. It may take many years from the initial phases of drilling before production is possible and during that time economic feasibility of production may change. We need to make substantial expenditures to establish proven and probable reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Success in exploration for gold is very uncertain and there is the risk that depletion of reserves will not be offset by discoveries.

ESTIMATES OF PROVEN AND PROBABLE ORE RESERVES AT NEW SITES ARE UNCERTAIN

         When we make estimates of proven and probable reserves and cash operating costs at development projects that have no operating history they are subject to considerable uncertainty. Our estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. We use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, configuration of the ore body, expected recovery rates of the gold, copper or other metals from the ore, comparable facility, equipment and operating costs, anticipated climatic conditions and other factors. As a result, actual cash operating costs and economic returns on development projects may differ significantly from our original estimates. Also, we sometimes experience unexpected problems and delays during the start-up phase in new mining operations. The process for obtaining permits for such operations, in particular, is difficult and uncertain.

WE INCUR COSTS TO COMPLY WITH ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

         Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local and foreign laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We have incurred current and may have potential future liability for remediation and other environmental costs. Further, the regulatory environment for our operations could change in ways that would substantially increase liability or the costs of compliance and have a material adverse effect on our results of operations or financial position.

OUR OPERATIONS OUTSIDE NORTH AMERICA ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD

         Over the past few years, we have devoted a significant portion of our capital expenditures to international ventures. Our mining properties outside of the United States and Canada accounted for approximately 36% of our 1999 gold production. We have approximately 38% of our long-lived assets outside of the United States and Canada.

         These  non-North  American  exploration,   development  and  production
activities are potentially subject to increased political and economic risks, including:

          o    cancellation or renegotiation of contracts;

          o disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

          o    changes in foreign laws or regulations;

          o    changes in tax laws;

          o    royalty and tax increases or claims;

          o    retroactive tax or royalty claims;

          o    expropriation or nationalization of property;

          o    currency fluctuations;

          o    foreign exchange controls;

          o    import and export regulations;

          o    environmental controls;

          o risks of loss due to civil strife, acts of war, guerrilla activities and insurrection; and

          o other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

         Consequently, our non-North American exploration, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from non-North American operations, we may be subject to the exclusive jurisdiction of courts outside North America or may not be successful in subjecting non-North American persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

WE MAY SUFFER LOSSES FROM HEDGING

         We use commodity market instruments to protect the selling price of a portion of future production. We also sometimes contract to sell future production at an agreed price. Our net income in 1999 was reduced by $44.8 million ($29.1 million, net of tax) for the recognition of an unrealized non-cash mark-to-market loss on call options sold in 1999. Similar losses may occur in the future. An increase in the price of gold will likely increase the fair value of the all options held by us resulting in non-cash charges against income consisting of an "unrealized mark-to-market loss on call options" equal to the difference between the fair value of the options on the date of sale and at the end of a particular period. However, over the life of the options, any charges would be restored to income. If the gold price rises above the price for which future production has been sold, we will have an opportunity loss.


SELLING STOCKHOLDERS

The following table sets forth the following:

          o    the name of each of the selling stockholders,

          o the number of shares of common stock beneficially owned by each of the selling stockholders as of October 23, 2000,

          o    the  number  of  shares  of  common   stock  that  each   selling
               stockholder may sell by this prospectus and

          o    the  number  of  shares  of  common   stock  that  each   selling
               stockholder will beneficially own after the sale of all shares covered by this prospectus:


                                             Beneficial Ownership                           Beneficial Ownership
                                               Prior to Sales by          Shares to            after Sales by
         Selling Stockholders                   this Prospectus           be Offered           this Prospectus
         --------------------                   ---------------           ----------           ---------------
Normandy International Holdings
Pty Ltd..........................                      0                    1,328,904                 0
Compagnie Miniere Internationale
Or S.A...........................                      0                    1,383,145                 0


         No selling stockholder beneficially owns one percent or more of our issued and outstanding common stock.

         The selling stockholders acquired the shares of common stock that may be sold by this prospectus under the terms of a settlement agreement dated October 20, 2000 among Newmont Mining, Compania de Minas Buenaventura S.A.A., the selling stockholders and other affiliated entities. The settlement agreement relates to the settlement of litigation and the release of claims in connection with Newmont Mining's and Buenaventura's Peruvian joint venture, Minera Yanacocha S.R.L., and other operations.

         Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will decide to sell any of the shares offered by this prospectus. The shares covered by this prospectus may be sold from time to time by the selling stockholders pursuant to this prospectus so long as this prospectus remains in effect.

USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by this prospectus by the selling stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

         Your rights as a stockholder will be governed by Delaware law, our restated certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to the applicable provisions of Delaware law, our restated certificate of incorporation and by-laws and the Rights Agreement, dated as of August 31, 2000, between us and ChaseMellon Shareholder Services LLC, as rights agent, relating to rights to purchase shares of our Series A Junior Participating Preferred Stock. Copies of our restated certificate of incorporation and our by-laws are attached as an exhibit to the registration statement of which this prospectus forms a part. A copy of our Rights Agreement is attached as an exhibit to our Form 8-A dated September 6, 2000.

          As of October 20, 2000, we had 255,000,000 shares of authorized capital stock. Those shares consisted of:

          o    5,000,000  shares  of  preferred   stock,   none  of  which  were
               outstanding; and

          o 250,000,000 shares of common stock, of which 168,158,189 shares were outstanding.

COMMON STOCK

Listing

         Our common stock is listed on the New York Stock Exchange under the symbol "NEM" and on the Brussels Stock Exchange and the Swiss Stock Exchange.

Dividends

         Holders of our common stock may receive dividends when declared by the board of directors. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

Voting Rights

         The holders of our common stock are entitled to one vote per share and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

o our restated certificate of incorporation may be amended only if the proposed amendment is approved by our board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

o our stockholders may amend our by-laws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

         Directors are to be elected by a plurality of the votes cast, and our stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of our common stock entitled to vote in any election of our directors may elect all of the directors standing for election. Our board is not classified.

By-Laws

         Our board of directors may adopt, amend or repeal our by-laws subject to Delaware law and our restated certificate of incorporation. The board's power to change our by-laws is also subject to the power of stockholders to do the same.

Liquidation Rights

         If we liquidate, dissolve or wind-up our business, whether voluntarily or not, holders of our common stock will share proportionally in the distribution of all assets remaining after we pay creditors and preferred stockholders.

Redemption

         The common stock is not redeemable or convertible.

ANTI-TAKEOVER PROVISIONS

         Article Ninth of our restated certificate of incorporation and our Rights Agreement may make it more difficult for certain corporations, entities or persons to acquire control of us or to remove management.

Approval of Certain Mergers, Consolidations, Sales and Leases

         Article Ninth of our restated certificate of incorporation requires us to get the approval of 80% of our stockholders who are entitled to vote in elections of directors to enter into the following types of transactions:

          o a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

          o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

          o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

         However, Article Ninth does not apply to any transaction if

          o our board of directors has approved the transaction before the other corporation, person or entity has become a holder of 10% or more of our outstanding shares; or

          o we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

         Article Ninth can only be altered or repealed with the approval of 80% of our stockholders.

STOCKHOLDER RIGHTS PLAN

         On August 31, 2000, our board of directors declared a dividend of one Series A Junior Participating Preferred Stock purchase right for each outstanding share of common stock, par value $1.60 per share. The dividend was paid on September 11, 2000 to the stockholders of record on that date. These rights replaced our preferred share purchase rights that expired on September 11, 2000.

         In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our board.

The Rights

         Our board authorized the issuance of one right with respect to each share of common stock outstanding on September 11, 2000. The rights initially traded with, and were inseparable from, the common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights accompany any new shares of our common stock issued after September 11, 2000 until the "distribution date" described below.

Exercise Price

         Each right allows its holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, referred to as "preferred shares," for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights.

Exercisability

         The rights will not be exercisable until

          o 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

          o 10 business days, or a later date determined by our board before any person or group becomes an acquiring person, after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

         We refer to the date when the rights become exercisable as the "distribution date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised.

         Our board may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of our outstanding common stock.

Consequences of a Person or Group Becoming an Acquiring Person

          o Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $100, purchase shares of our common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

          o Flip Over. If we are later acquired in a merger or similar transaction after the rights distribution date, all holders of rights except the acquiring person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to such merger.

Preferred Share Provisions

         Each one one-thousandth of a preferred share, if issued:

          o    will not be redeemable.

          o will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

          o will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

          o    will have the same voting power as one share of common stock.

          o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per-share payment equal to the payment made on one share of common stock.

         The  value  of  one  one-thousandth   interest  in  a  preferred  share
approximates the value of one share of common stock.

Expiration

         The rights will expire on September 11, 2010.

Redemption

         Our board may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If our board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange

         After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions

         Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% may be made.

Amendments

         The terms of the Rights Agreement may be amended by our board without consent of the holders of the rights. However, our board may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, our board may not amend the agreement in a way that adversely affects holders of the rights.

The Rights Have Anti-Takeover Effects

         The stockholder rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board, as the rights may be redeemed by us at the required redemption price, or may be amended so as not to apply to such a combination, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of our common stock.

         The Rights Agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Series A Junior Participating Preferred Stock, is attached as an exhibit to our registration statement on Form 8-A, dated September 6, 2000, and is incorporated in this document by reference. The foregoing description of the Series A Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. You should read the Rights Agreement.

$3.25 CONVERTIBLE PREFERRED STOCK

         In connection with the proposed merger of our wholly owned subsidiary, Bounty Merger Corp., with Battle Mountain Gold Company, on the effective date of the merger, we expect to issue shares of a new series of $3.25 convertible preferred stock, par value $5.00 per share. On June 21, 2000 our board of directors authorized the issuance of up to 2,300,000 shares of $3.25 convertible preferred stock. The following is a summary of our convertible preferred stock. This summary is qualified in its entirety by reference to the form of the certificate of designation of our $3.25 convertible preferred stock, a copy of which is attached as an exhibit to our registration statement on Form 8-A, dated September 6, 2000 and is incorporated in this document by reference.

Dividend Rights

         Holders of shares of the convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, an annual cash dividend of $3.25 per share, payable in equal quarterly installments on February 15, May 15, August 15 and November 15, commencing November 15, 2000 (assuming the merger of Bounty Merger Corp. and Battle Mountain Gold Company is completed prior to this date), except that if such date is not a Saturday, Sunday or legal holiday, then such dividend will be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday. Dividends on the convertible preferred stock will accrue without interest and be cumulative from the date of initial issuance. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by our board of directors.

         If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the convertible preferred stock and any other preferred stock ranking on a parity as to dividends with the convertible preferred stock, all dividends declared upon shares of convertible preferred stock and such other parity preferred stock will be declared pro rata so that in all cases the amount of dividends declared and paid per share on the convertible preferred stock and such other parity preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of convertible preferred stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the convertible preferred stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in common stock or any of our other stock ranking junior to the convertible preferred stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the common stock or on any of our other stock ranking junior to or on a parity with the convertible preferred stock as to dividends; and neither common stock nor any of our other stock ranking junior to the convertible preferred stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration by us.

Conversion Rights

         Each share of convertible preferred stock will be convertible into shares of our common stock at any time at the conversion price of $100 (the $10.50 conversion price in respect of existing outstanding Battle Mountain convertible preferred stock divided by the exchange ratio in the merger), adjusted as described in the following paragraphs. If shares of convertible preferred stock are earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time, unless we default in payment of the redemption obligation.

         Fractional   shares  of  common  stock  will  not  be  delivered   upon
conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then-current market price of the common stock.

          The conversion price is subject to adjustment upon certain events, including

          (1) the issuance of common stock as a dividend or distribution on the common stock;

          (2)  a combination, subdivision or reclassification of common stock;

          (3) the issuance to all holders of common stock of rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) entitling them to subscribe for or purchase common stock at less than the then-current market price; and

          (4) the distribution to all holders of common stock or capital stock (other than common stock), evidences of our indebtedness, assets (excluding regular periodic cash dividends), or rights or warrants to subscribe for or purchase our securities (excluding the dividends, distributions, rights and warrants mentioned above).

         No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price. We will not adjust the conversion price with respect to rights or warrants issued pursuant to certain employee benefit plans. Adjustments to the conversion price with respect to preferred stock purchase rights or similar rights or warrants hereafter adopted or issued will generally be made when such preferred stock purchase rights or similar rights or warrants are exercised. From time to time we may decrease the conversion price by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period, in which case we will give at least 15 days' notice of such decrease. In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion price as it determines to be advisable in order that any stock dividend, subdivision or shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Newmont to its stockholders will not be taxable to the recipients.

         Except as stated above, we will not adjust the conversion price for the issuance of common stock, or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

         In case of any consolidation or merger to which we are a party (other than a merger or consolidation in which we are the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of another corporation), or in case of any sale or transfer to another corporation of our property as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), there will be no adjustment of the conversion price. In any such case, each holder of the then-outstanding convertible preferred stock will have the right, at the holder's option, to convert such holder's convertible preferred stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of common stock into which such convertible preferred stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or transfer, assuming such holder of common stock failed to exercise such holder's rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the case of a cash merger of us into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that thereafter each share of convertible preferred stock would be convertible at the conversion price in effect at such time into the same amount of cash per share into which each share of convertible preferred stock would have been convertible had such share been converted into common stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash into which such shares of convertible preferred stock would be converted could be more or less than the liquidation preference with respect to such convertible preferred stock.

         Convertible preferred stock surrendered for conversion after the close of business on a record date for payment of dividends and before the opening of business on the next succeeding dividend payment date (unless such convertible preferred stock is subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued dividends on the convertible preferred stock or for any dividends or distributions on any shares of common stock delivered upon such conversion.

Liquidation Rights

         In the event of any liquidation, dissolution or winding up of Newmont, the holders of shares of convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights.

         The holders of convertible preferred stock and all series or classes of our stock issued after the convertible preferred stock that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the convertible preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation, merger or other business combination of us with or into another corporation or other entity nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of us.

Redemption at Option of Newmont

         The convertible preferred stock is redeemable, at our option, in whole or in part, for shares of common stock, at any time, if redeemed during the 12-month period beginning May 15 of the year specified below, at the following redemption prices:

                                                                       PRICE PER
         YEAR                                                            SHARE
         ----                                                            -----
         2000.......................................................     $50.975
         2001.......................................................     $50.650
         2002.......................................................     $50.325

and thereafter at $50.00 per share, plus in each case accrued and unpaid dividends to the redemption date. At no time will the convertible preferred stock be redeemable for cash.

         We will issue in payment of the redemption price for each share of convertible preferred stock to be redeemed such number of shares of common stock as equals (1) the then-current Redemption Price of the convertible preferred stock, divided by (2) the market price of the common stock, subject to adjustment in certain circumstances. The market price will be calculated as the lower of (1) the average of the daily closing prices of the common stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice and (2) the closing price of the common stock on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The closing price for each day will be the last reported sales price regular way or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape. Fractional shares of common stock will not be issued upon any redemption of convertible preferred stock, but, in lieu thereof, we will pay a cash adjustment based on the Market Price.

         If fewer than all the outstanding shares of convertible preferred stock are to be redeemed, we will select those shares to be redeemed pro rata or by lot or in such other manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the convertible preferred stock. In the event that we have failed to pay accrued and unpaid dividends on the convertible preferred stock, we may not redeem less than all of the then-outstanding shares of the convertible preferred stock until all such accrued and unpaid dividends have been paid in full.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of convertible preferred stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of convertible preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive shares of common stock equal to the Redemption Price as described above without interest or adjustment resulting from changes in the market value of the common stock. At the close of business on the redemption date, each holder of convertible preferred stock so redeemed (unless Newmont defaults on its obligations to deliver shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which such convertible preferred stock is redeemable.

Voting Rights

         Holders of the convertible preferred stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of convertible preferred stock will be entitled to one vote, excluding shares held by Newmont or any entity controlled by us, which shares will have no voting rights.

         Whenever dividends on the convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of Newmont will be increased by two, and the holders of the convertible preferred stock (voting separately as a class with the holders of any outstanding shares of stock on a parity as to dividends with the convertible preferred stock ("parity dividend stock") on which like voting rights have been conferred and are exercisable) will be entitled to elect such two additional directors to the board of directors at any meeting of our stockholders at which directors are to be elected until all such dividends accrued and in default have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

         In addition, so long as any convertible preferred stock is outstanding, we will not, without the affirmative vote or consent of the holders of at least 66-2/3 percent of all outstanding shares of convertible preferred stock, voting separately as a class, (i) amend, alter or repeal any provision of our certificate of incorporation or by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the convertible preferred stock, (ii) authorize or issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the convertible preferred stock as to dividends or as to rights upon liquidation, dissolution or winding up of us or (iii) effect any reclassification of the convertible preferred stock.

Other Provisions

         The shares of convertible preferred stock, when issued, will be duly and validly issued, fully paid and nonassessable.

         The holders of shares of convertible preferred stock have no preemptive rights with respect to any of our securities.

         An application has been filed for listing our convertible preferred stock on the New York Stock Exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion thereof will be ChaseMellon Shareholder Services, LLC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS AS A REAL PROPERTY HOLDING CORPORATION

                 We are likely to constitute a U.S. real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder. Under certain circumstances, gain recognized on the sale or exchange of common stock by a non-U.S. person who would not ordinarily be subject to U.S. federal income tax on gains would be subject to tax, notwithstanding the non-U.S. person's lack of other connections with the United States. However, because our common stock is regularly traded on an established securities market, the special tax on gain would apply to a disposition of common stock by a non-U.S. person who beneficially owns, directly or indirectly, more than 5% of the common stock at any time during the five year period immediately preceding the disposition of the common stock.

         Each prospective holder of common stock is urged to consult its own tax advisors regarding the U.S. federal tax consequences of an investment in our common stock, as well as the tax consequences under any state, local or foreign tax laws.

PLAN OF DISTRIBUTION

         We are registering by this prospectus the shares on behalf of the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. The selling stockholders may sell shares from time to time in one or more of the following types of transactions, which may include block transactions:

          o on the New York Stock Exchange or other exchanges on which our common stock is traded,

          o    in the over-the-counter market,

          o    in negotiated transactions, or

          o    a combination of these methods.

The selling stockholders may sell shares at market prices prevailing at the time of sale or at negotiated prices. The sale transactions may or may not involve brokers or dealers.

         The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares by the selling stockholders.

         The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation of a particular broker-dealer might be in excess of customary commissions.

         The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

          o the name of the selling stockholder and of the participating broker-dealers,

          o    the number of shares involved,

          o    the price at which the shares were sold,

          o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable,

          o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

          o    other facts material to the transaction.

LEGAL OPINION

         White & Case LLP will issue for us an opinion about the legality of the shares of common stock that may be offered by this prospectus.

EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

          o Annual Report on Form 10-K for the year ended December 31, 1999 (as amended);

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

          o Current Reports on Form 8-K dated May 16, 2000, June 30, 2000 and September 6, 2000.

         You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

         Newmont Mining Corporation
         1700 Lincoln Street
         Denver, Colorado  80203
         Attn:  Office of the Secretary
         (303) 863-7414

         You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

         SEC filing fee.............................................$10,560
         Accounting fees and expenses...............................$5,000
         Legal fees and expenses ...................................$40,000
         Transfer Agent's fees......................................$1,000
         Printing and engraving expenses............................$0
         Miscellaneous .............................................$1,000
         Total .....................................................$57,560

--------------------

*All estimates except for filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

         The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENTS

4.1  - Restated Certificate of Incorporation of Newmont Mining Corporation.*

4.2  - By-Laws of Newmont Mining Corporation as amended through August 30, 2000.

4.3 - Rights Agreement dated as of August 31, 2000 between Newmont Mining Corporation and ChaseMellon Shareholder Services LLC, as Rights Agent. Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated September 6, 2000.

5    - Opinion of White & Case LLP.*

23.1 - Consent of Arthur Andersen LLP.

23.2 - Consent of White & Case LLP (included in Exhibit 5).

24.1 - Power of Attorney of certain officers and directors of Newmont Mining Corporation.

*      To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

                  The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) to  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newmont Mining's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 30TH DAY OF OCTOBER, 2000.

                                      NEWMONT MINING CORPORATION


                                      By  /s/ Timothy J. Schmitt
                                         -------------------------
                                         Timothy J. Schmitt
                                         Vice President and Secretary

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


SIGNATURE                               TITLE                                 DATE

                *
-------------------------------
   Ronald C. Cambre                     Chairman, Chief Executive            October 30,  2000
                                        Officer and Director
                                        (Principal Executive Officer)

                *
-------------------------------
  James T. Curry, Jr.                   Director                             October 30,  2000

                *
-------------------------------
   Robert J. Miller                     Director                             October 30,  2000

                *
-------------------------------
    Wayne W. Murdy                      President and Director               October 30,  2000

                *
-------------------------------
  Robin A. Plumbridge                   Director                             October 30,  2000

                *
-------------------------------
   Moeen A. Qureshi                     Director                             October 30,  2000

                *
-------------------------------
   Michael K. Reilly                    Director                             October 30,  2000

                *
-------------------------------
   James V. Taranik                     Director                             October 30,  2000

                *
-------------------------------
William I.M. Turner, Jr.                Director                             October 30,  2000

                *
-------------------------------
    Bruce D. Hansen                     Senior Vice President and Chief      October 30,  2000
                                        Financial Officer
                                        (Principal Financial Officer)

                *
-------------------------------
  Linda K. Wheeler                      Vice President and Controller        October 30,  2000
                                        (Principal Accounting Officer)


*By  /s/ Timothy J. Schmitt
     -----------------------
     Timothy J. Schmitt as
     Attorney-in-fact


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENTS

4.1  - Restated Certificate of Incorporation of Newmont Mining Corporation.*

4.2  - By-Laws of Newmont Mining Corporation as amended through August 30, 2000.

4.3 - Rights Agreement dated as of August 31, 2000 between Newmont Mining Corporation and ChaseMellon Shareholder Services LLC, as Rights Agent. Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated September 6, 2000.

5    - Opinion of White & Case LLP.*

23.1 - Consent of Arthur Andersen LLP.

23.2 - Consent of White & Case LLP (included in Exhibit 5).

24.1 - Power of Attorney of certain officers and directors of Newmont Mining Corporation.

     * To be filed by amendment.